CITICORP AND SUBSIDIARIES
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
(In Millions)
                                                YEAR ENDED DECEMBER 31,

EXCLUDING INTEREST ON DEPOSITS:      1996     1995     1994      1993       1992
                                    ------   ------   ------    ------    ------
FIXED CHARGES:
  INTEREST EXPENSE (OTHER THAN
     INTEREST ON DEPOSITS) ......    3,435    4,110    5,906     6,324     5,826
  INTEREST FACTOR IN RENT EXPENSE      150      140      143       147       162
                                    ------   ------   ------    ------    ------

     TOTAL FIXED CHARGES ........    3,585    4,250    6,049     6,471     5,988

INCOME:
  NET INCOME ....................    3,788    3,464    3,422(A)  1,919(B)    722
  INCOME TAXES ..................    2,285    2,121    1,189       941       696
  FIXED CHARGES .................    3,585    4,250    6,049     6,471     5,988
                                    ------   ------   ------    ------    ------

     TOTAL INCOME ...............    9,658    9,835   10,660     9,331     7,406
                                    ======   ======   ======    ======    ======

RATIO OF INCOME TO FIXED CHARGES
  EXCLUDING INTEREST ON DEPOSITS      2.69     2.31     1.76      1.44      1.24
                                    ======   ======   ======    ======    ======

INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
  INTEREST EXPENSE ..............   12,409   13,012   14,902    16,121    16,327
  INTEREST FACTOR IN RENT EXPENSE      150      140      143       147       162
                                    ------   ------   ------    ------    ------

     TOTAL FIXED CHARGES ........   12,559   13,152   15,045    16,268    16,489

INCOME:
  NET INCOME ....................    3,788    3,464    3,422(A)  1,919(B)    722
  INCOME TAXES ..................    2,285    2,121    1,189       941       696
  FIXED CHARGES .................   12,559   13,152   15,045    16,268    16,489
                                    ------   ------   ------    ------    ------

     TOTAL INCOME ...............   18,632   18,737   19,656    19,128    17,907
                                    ======   ======   ======    ======    ======

RATIO OF INCOME TO FIXED CHARGES
  INCLUDING INTEREST ON DEPOSITS      1.48     1.42     1.31      1.18      1.09
                                    ======   ======   ======    ======    ======


(A) NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1994 EXCLUDES THE CUMULATIVE EFFECT OF ADOPTING STATEMENT OF FINANCIAL ACCOUNTING STANDARDS No. 112, "EMPLOYERS' ACCOUNTING FOR POSTEMPLOYMENT BENEFITS", OF $(56) MILLION.

(B) NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1993 EXCLUDES THE CUMULATIVE EFFECT OF ADOPTING STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 109, "ACCOUNTING FOR INCOME TAXES", OF $300 MILLION.